Exhibit 14.1

MyDx, Inc.

Code of Conduct and Ethics

Introduction

The success of MyDx, Inc., including each of its subsidiaries ("MyDx"), is dependent upon the actions and performance of its employees and directors. Top performance requires a positive workplace environment where every employee and director conducts business with honesty, integrity and fairness. To further this objective, we have established this Code of Business Conduct and Ethics, which provides an overview of our core business values and a general framework for measuring our business conduct. We expect every employee and director to comply with this Code, MyDx's policies, and all applicable laws, rules and regulations. As an employee or director of MyDx, it is also your responsibility to report any possible violation of this Code. Doing so is not an act of disloyalty but rather is evidence of your commitment to protecting and preserving MyDx's culture of ethical business and trust. Please carefully review this Code and MyDx's policies, and if you have any questions, please raise them with your supervisor or MyDx's General Counsel, at the addresses/numbers listed in Section XX of this Code. Please remember that you will be held accountable for complying with this Code and any violation of this Code is a serious offense.

Although this Code covers many discrete topics, it is not intended to address every possible situation where ethical issues may arise. Always consider whether an action that you are about to take has even the appearance of impropriety. The guiding principles you should always follow when you conduct business on MyDx's behalf are common sense and good judgment.

Daniel R. Yazbeck

Chief Executive Officer

MyDx, Inc.

I.       Accurate Internal Records and Public Reports

Our reputation is dependent upon the integrity of our business practices, including our internal record keeping and external reporting systems. Therefore, it is critical that you make every effort to accurately and completely record all transactions, assets and liabilities in accordance with MyDx policies and procedures, and applicable legal and accounting requirements.

MyDx will hold you responsible for the accuracy and completeness of any records or reports that you create or maintain. This effort requires your cooperation even if you are not responsible for preparing or reviewing a particular record or report.

Should you become aware of any questionable record keeping or reporting practice, you have a duty to report it. Some examples of prohibited conduct are:

1. failing to record a required entry in a timely manner or falsifying an entry;

2. failing to provide the proper supporting documentation for purchases or commitments;

3. failing to record funds or assets; and

4. interfering with an audit or investigation by destroying or tampering with documents.

Further, MyDx will also hold you responsible for the accuracy and completeness of all statements, materials and other information provided to our independent auditors in connection with any audit, review or examination of our financial statements or the preparation or filing of any document or report with the Securities Commission in any jurisdiction in which we are engaged in business. No employee, officer or director may mislead, improperly influence, coerce or manipulate any independent accountant engaged in an audit or review of our financial statements.

We are under a legal obligation to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, regulatory agencies, and in other communications. If MyDx fails in this effort, not only will our business suffer, but we could also face possible civil and criminal penalties that could extend to you. If you have any questions regarding a particular record, report or document, you are urged to seek advice from your supervisor or MyDx's General Counsel.

II. Amendments and Waivers of this Code

MyDx will not amend this Code nor waive any provision of this Code without the approval of the Board of Directors. MyDx will grant a waiver of this Code only in exceptional circumstances. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock exchange regulation

III. Antitrust and Fair Competition Laws

The purpose of antitrust laws is to promote fair competition by prohibiting unfair, restrictive or collusive business practices such as: agreements between competitors to fix or influence prices; agreements between competitors to divide customers, territories or markets; agreements requiring customers to adhere to a specific resale price; and certain arrangements for the bundling of goods and services. These types of agreements or arrangements need not be in writing to be unlawful. Courts can infer agreements based on informal discussions or the simple exchange of certain types of information between competitors. You should be mindful that antitrust laws are complex and violations of these laws may result in serious criminal penalties for you and MyDx. You should also be aware that Canada, the European Union and other foreign jurisdictions in which MyDx does business, may have antitrust laws that are more restrictive than U.S. laws. You must understand and comply with the applicable antitrust laws as they affect your business decisions, and you should contact MyDx's General Counsel when you have a question regarding these laws. For more information, consult MyDx's Antitrust Compliance Policy.

IV. Compliance with Laws, Rules and Regulations

MyDx is subject to the laws, rules and regulations of many different jurisdictions. You are required to comply with all laws, rules and regulations applicable to MyDx wherever MyDx does business. MyDx has identified certain laws in this Code that are of particular importance to its business. You should become familiar with these laws. In general, you are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations, and to seek advice from your supervisor or MyDx's General Counsel when a conflict or question arises.

V. Conflicts of Interest

Conflicts of interest can arise in virtually every area of MyDx's business. A "conflict of interest" occurs when your personal interest interferes (or appears to interfere) with MyDx's interests. A conflict of interest can arise whenever you, as an officer, director or employee, take an action or have an interest that prevents you from performing your MyDx duties and responsibilities honestly, objectively or effectively. You must always strive to avoid conflicts of interest because they impair your ability to make decisions that are in MyDx's best interest and they damage the trust between you, MyDx and the public.

1. Officers and Employees. Any business, financial or other relationship with suppliers, customers or competitors that might impair the exercise of your judgment for MyDx is prohibited. Before committing yourself or the Company to any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, it is your responsibility to disclose the situation to MyDx's General Counsel (or to the Board of Directors if you are an executive officer). MyDx's General Counsel or the Board of Directors, as appropriate, will determine whether the transaction or relationship is in the best interests of the Company. Although it is impossible to list all of the situations that could be considered conflicts of interest, below is a short list of examples:

a. Family members. As a general rule, you should avoid conducting MyDx business with a family member or with a business in which a family member is associated in any significant role. MyDx construes the term "family member" very broadly to include an individual's spouse, child, stepchild, spouse of child, grandchild, parent, stepparent, grandparent, sibling, spouse of sibling, in-law, any adoptive relationships and any other person living in the same home as the individual.

b. Outside Employment. It is a conflict of interest to engage in any business outside of MyDx (including serving as an officer, director, partner or consultant) if it interferes with your performance at MyDx, requires you to use MyDx's confidential information, business facilities or other assets or involves a competitor of MyDx. Other situations also exist where a less obvious conflict of interest may be present, such as when MyDx may have a concern about obligations on your time. Before agreeing to engage in any outside business, you must obtain the approval of MyDx's General Counsel, or the Board of Directors, if you are an executive officer.

c. Investment Activity. An investment that benefits you (or a relative or other person with whom you have a personal relationship) in an entity that does business with MyDx violates this Code if the investment compromises your responsibilities to MyDx. Factors to consider when determining whether a conflict of interest exists with an outside business investment include the extent to which your position with MyDx brings you in contact with the other company, the amount of the investment, the nature of the company's business, and the type of relationship the company has with MyDx. As a general guideline, an investment in less than one percent of the outstanding securities or capital value of the business and which constitutes less than five percent of your family's total assets generally is permissible. However, regardless of the monetary value, where an investment could influence or be reasonably expected to interfere with the exercise of your professional judgment or responsibilities at MyDx, a conflict of interest arises and the investment is prohibited under this policy. Whether an investment is permissible depends on the particular facts and circumstances of the situation and you should check with MyDx's General Counsel if you are unsure whether an investment will comply with this Code and any applicable laws.

d. Favors. It is a conflict of interest if you use MyDx's advisors, suppliers or contractors in a personal capacity and do not pay market value for products and services provided.

Remember, you may not make a business decision for MyDx that is motivated by personal gain. It is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to MyDx's General Counsel, or if you are an executive officer to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest. Should you have questions about an actual or potential conflict of interest, contact your supervisor or MyDx's General Counsel.

2. Directors. It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

VI. Insider Trading

Employees, officers and directors who have material non-public information about MyDx or other companies, including our suppliers and customers, as a result of their relationship with MyDx are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy. If you have any questions regarding your obligations, please consult this Policy or contact MyDx's General Counsel.

VII. Custom and Import/Export Laws

It is crucial to MyDx's business that its products are permitted to be sold in all international markets in which it operates. The export of MyDx's products may require specific export licenses. If you are involved with import/export transactions, you must ensure that all required documents, from applicable governmental authorities, are accurately completed and maintained, and that you comply with all applicable laws and regulations. You should also be aware that U.S., Canada and the EU have regulations that may restrict the export of certain products to specific foreign countries. These laws are complex and you should contact MyDx's General Counsel should you have a question regarding these laws.

VIII. Entertainment and Gifts

Common sense should prevail when you engage in business entertainment on behalf of MyDx. If public disclosure of the event would cause MyDx public embarrassment, you should refrain from participating in such event. Offer and acceptance of business meals and entertainment from anyone who does business with MyDx must be infrequent, modest and intended to serve a legitimate business purpose.

We understand that offers of gifts are courtesies common among business associates; however, such offers can easily be mistaken for improper payments. For that reason, you should never accept a gift nor should you ever use MyDx's funds or assets for a gift that (1) has a value in excess of $100, (2) does not comply with applicable law or generally accepted ethical or professional standards, or (3) is given to obtain a specific action by a third party. If you receive a gift that has a value in excess of $100, you must return the gift and notify your supervisor. If immediate return is not practical, such gifts should be given to MyDx for charitable disposition or such other disposition as MyDx, in its sole discretion, believes appropriate. Should you have any question about whether a gift is appropriate, please contact MyDx's General Counsel.

Pursuant to U.S. federal and state laws, Canada's federal and provincial laws, EU and member state laws, as well as any applicable industry and professional guidelines, additional restrictions may apply to MyDx's interactions with physicians and other health care provider customers. All customer interactions, including any meals, entertainment, gifts and other gratuities, must comply with MyDx Business Conduct Standards.

Remember that an employee of a public or government-owned hospital is a government employee. We cannot provide any gifts, meals, entertainment, or other gratuity to a government employee, except as permitted by applicable law, and then only with all prior approvals, including the approval of MyDx's General Counsel.

IX. Foreign Corrupt Practices

Offering kickbacks or bribes to obtain business is strictly prohibited. In addition, the U.S. Foreign Corrupt Practices Act, Canada's Corruption of Foreign Public Officials Act, and the UK Bribery Act make it illegal to give, pay, offer or promise a reward, a loan, an advantage or a benefit or anything else of value, to any foreign official, foreign political party or candidate for the purpose of obtaining or retaining a business advantage. You may not directly or indirectly, either through a family member, distributor, agent or any other third party offer, or promise to pay money or give anything of value to foreign officials, which includes healthcare professionals associated with government hospitals and clinics, for the purpose of obtaining or retaining an improper business advantage. Obtaining or retaining an "improper business advantage" includes more than just obtaining business with a government or government-owned or -controlled hospital or clinic. It also includes any other commercially beneficial advantage, such as improperly securing government licenses, permits and patents, obtaining favorable tax treatment, and any other governmental decision or activity that would have a direct or indirect impact on MyDx's business interests. As required by Section I of this Code, all payments made by or on behalf of MyDx must be accurately, properly and promptly recorded on MyDx's books and records. For more information, please contact MyDx's General Counsel or consult MyDx's Foreign Corrupt Practices and Anti-Bribery Policy.

X. Honest and Ethical Conduct and Fair Dealing

You must always strive to deal honestly, ethically and fairly with our suppliers, customers, competitors and employees. Statements you make regarding our products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

XI. Intellectual Property: Patents, Copyrights and Trademarks

This Section XI addresses certain Intellectual Property obligations of MyDx's officers and employees. It does not apply to members of the Board of Directors. As is more fully described in your Proprietary Information,

Inventions and Non-compete Agreement, you should be aware that, except as otherwise provided for in your agreement, all intellectual property that you conceive or develop during the course of your employment at MyDx, whether or not during normal working hours or on MyDx's premises, is the sole property of MyDx. You are under a duty to (1) fully and promptly disclose to MyDx any intellectual property that you conceive or develop and (2) assist MyDx with obtaining the necessary intellectual property protection (patents, copyrights, trademarks, etc.) for such intellectual property.

In addition, you should never bring with you to MyDx, or use in the performance of your responsibilities at MyDx, any materials or documents of a present or former employer or client that are not generally available to the public, unless you have obtained written authorization for possession and use of such materials or documents.

Copyright laws grant a copyright to the creator of any work of authorship, such as books, music, videos and computer software. Copyright laws prohibit the unauthorized copying of copyrighted materials except under limited circumstances. A work does not have to bear a copyright notice in order to be protected by copyright laws. You may not make or use unauthorized copies of copyrighted materials without obtaining the prior approval of the author. In particular, you have a duty to ensure that only authorized copies of software are installed on your office computer. MyDx has entered into agreements, which permit us to use copyrighted works of others under certain conditions. It is extremely important that we adhere to the restrictions contained in these agreements. If you have any question about the use of copyrighted material, you should contact MyDx's General Counsel.

XII. Political Contributions

MyDx encourages you to participate actively in the political process; however, you may not use MyDx funds or assets to make political contributions without the prior written consent of MyDx's Board of Directors.

XIII. Protecting and Using MyDx's Assets

As a member of MyDx's team, you are responsible for safeguarding MyDx's assets. Company property may not be used for the personal gain of employees or others. None of us may transfer any Company property to other persons, except in the ordinary course of business with appropriate authority. Company property includes far more than you may first realize. In addition to equipment, computers, software, inventory, corporate funds and office supplies, company property includes our technologies, ideas, intellectual property, strategies and projects, customer lists, personnel data, marketing and sales plans, organization charts, product pricing, financial data and all other proprietary information about our business, customers and employees. All of our information systems, including communication systems, e-mail, voicemail and Internet are MyDx property and generally must be used only for business activities. Incidental personal use is permissible as long as it does not consume more than a trivial amount of resources, does not interfere with productivity, does not preempt any business activity, and is otherwise appropriate and reasonable. You should not expect a right to privacy with respect to your MyDx e-mail or your MyDx Internet use, both of which are subject to monitoring by MyDx. At no time may you use MyDx equipment or networks to view, access, store, share, copy, upload or download information of an obscene, racist or sexually explicit nature or information that is protected by copyright. None of us may use our information systems to send Company information or copyrighted documents that are not authorized for transmittal or reproduction. For more information, please refer to our Policy on Personal Use of Company Property and our Information Security Policy, which can be found in your employee handbook.

XIV. Protecting MyDx's Confidential Information

MyDx's continued success depends on our ability to protect our confidential and proprietary information, including our intellectual property, which is our most valuable asset. You are under a continuing obligation to protect MyDx's confidential and proprietary information from unauthorized use. To emphasize the importance of this obligation, MyDx requires its officers and employees to sign an agreement to this effect as a condition of your employment. Within MyDx, you should only disclose MyDx's confidential information to other employees who need to know such information. Outside of MyDx, you should be aware of inadvertent disclosure. Do not have conversations about MyDx's confidential information in public areas, such as elevators, trains or airplanes, where such conversations can be overheard. Also, do not leave unattended any documents or any portable electronic devices containing MyDx confidential information, where unauthorized individuals can read or access them.

You may sometimes need to disclose MyDx's confidential and proprietary information to MyDx's potential business partners. In that case, you should first contact MyDx's General Counsel to ensure that an appropriate written nondisclosure agreement is signed by all necessary parties before any disclosure occurs. You should never sign a third party's nondisclosure agreement without prior review by MyDx's General Counsel.

XV. Protecting Confidential Information Belonging to Others

You must protect the confidential information of our partners, suppliers, contractors, competitors and customers in the same manner as you are required to protect MyDx's confidential information. However, certain restrictions about the information of others may place an unfair burden on MyDx's future business. For that reason, you should coordinate with MyDx's General Counsel to ensure appropriate agreements are in place prior to receiving any confidential information from a third party. These agreements must reflect a balance between the value of the information received on the one hand and the logistical and financial costs of maintaining confidentiality of the information and limiting MyDx's business opportunities on the other. You should never sign an agreement obligating MyDx to maintain a third party's confidential information without prior review by MyDx's General Counsel.

You must also abide by any agreement that you entered into with your previous employer that may include restrictions on your use and disclosure of such employer's confidential information, restrictions on your ability to solicit former colleagues to work at MyDx and restrictions on your ability to compete with your prior employer. If you are in receipt of unsolicited confidential information, you should refuse it and return it to the sender where possible or delete it if received from the Internet.

XVI. Public Communications

Except as required by law, only the Chief Executive Officer, Chief Financial Officer, Vice President of Investor Relations, or one or more persons designated by MyDx's Board of Directors or the Chief Executive Officer as authorized spokespersons, are authorized to communicate on behalf of the Company with news media, securities analysts, stockholders, or investment bankers. If MyDx personnel are contacted by a reporter or other member of the news media, an analyst, stockholder, or banker regarding MyDx, personnel should refer him or her to the Chief Executive Officer, Chief Financial Officer or Vice President of Investor Relations immediately. MyDx personnel should never comment on, confirm, or deny anything relating to MyDx business, including rumors, with news media, securities analysts, stockholders or investment bankers. It is important for all Company personnel and representatives to recognize that a statement to the effect that they are "not aware of any information" or a denial that any development or transaction exists is not the same as a statement of "no comment". A denial or statement of absence of knowledge will undercut the ongoing effectiveness of MyDx's no comment policy, and if inaccurate, could result in liability as a false and misleading statement.

If an attorney, whether representing a person, another company or the government, contacts you, refer him or her to MyDx's General Counsel. If you receive a summons, legal complaint, subpoena, or other similar legal document, immediately consult with MyDx's General Counsel.

To help ensure public communications are handled appropriately, the Company has adopted a Disclosure Policy. For more information, please consult this Disclosure Policy or MyDx's General Counsel.

XVII. Record Retention

MyDx has established a record retention policy to ensure that records created or received in the normal course of MyDx's business are retained for an appropriate period of time. You are responsible for the retention and destruction of your MyDx records in accordance with this policy. A record may exist in any number of physical formats including hard copy, magnetic tape or disk, CD, video, or electronic mail. Due to the cost and burden of record retention, MyDx's goal is to minimize the number of records retained and, in general, records need not be retained unless required by law, regulation or MyDx policy. However, you should be aware of certain special circumstances under which records should not be destroyed regardless of the retention period applicable to such record. Such circumstances include anticipated or pending litigation or government investigation. Destroying records in these circumstances may constitute a criminal act resulting in fines and punishment.

XVIII. Relations among Employees

At MyDx we appreciate the diversity of our workforce and the uniqueness of every employee. We strive to create and maintain an environment where our employees feel motivated and successful, and are treated with dignity and respect. As evidence of this commitment, we have implemented policies that set forth certain rules of conduct. The purpose of these rules is to make certain that every member of the MyDx team understands what conduct is expected and required. In general, MyDx expects you to act in a mature and responsible manner at all times. Abusive, harassing or offensive conduct is unacceptable and will not be tolerated. For more information, please consult our Policy on Sexual Harassment, which can be found in your employee handbook. We are committed to following fair employment practices that provide equal opportunities to all employees. We do not discriminate against or harass another person on the basis of his or her race, color, religion, disability, gender, national origin, sexual orientation, age or other legally protected status. This applies to all business and employment-related activities.

XIX. Disciplinary Action for Violating this Code

We expect everyone at MyDx to abide by this Code of Business Conduct and Ethics. If it is determined that you have violated this Code, a MyDx policy or any law, rule or regulation, MyDx will take appropriate disciplinary action against you which may include a reprimand, warning, probation or suspension without pay, demotion, reduction in salary, termination and restitution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Certain violations may also require us to notify the appropriate governmental authority for investigation or prosecution.

XX. Reporting Possible Violations of this Code

If you believe in good faith that you or another member of the MyDx team has engaged in conduct that may have violated this Code, a MyDx policy, or any applicable law, rule or regulation, you have a duty to report the suspected violation using one or more of the following methods:

1. to your immediate supervisor;

2. to MyDx's General Counsel by phone, fax; or mail (addressed to MyDx's General Counsel, MyDx, Inc., 4225 Executive Square, Suite 600, La Jolla, California 92037;

3. to the Chairperson of MyDx's Audit Committee by phone or mail (addressed to Audit Committee Chairperson, c/o Corporate Secretary, MyDx, Inc., 4225 Executive Square, Site 600, La Jolla, California 92037; or

4. using the toll-free telephone numbers domestic or international established by MyDx where you can leave a recorded message about any violation or suspected violation of this Code. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

You may report suspected violations of this Code on an anonymous basis by (1) sending a letter or fax to MyDx's General Counsel at the contact information provided above (2) by sending a letter to MyDx's Audit Committee Chairperson at the contact information provided above, or (3) by calling the toll-free number provided above and leaving a message. Any supervisor who receives a report of a suspected violation is under a duty to immediately notify MyDx's General Counsel. MyDx's General Counsel will evaluate all information received regarding a suspected violation and determine whether such information warrants a formal investigation. If the alleged violation involves an executive officer or a director, MyDx's General Counsel will inform the Chief Executive Officer and Board of Directors of the alleged violation. All results of any formal investigation will be reported to the Audit Committee.

MyDx will not retaliate or tolerate retaliation of any kind against any member of the MyDx team who (1) in good faith reports a suspected violation of this Code, a MyDx policy or any law, rule or regulation, or (2) assists in any investigation relating to a suspected violation. Please note, however, that reporting a suspected violation does not exempt you from disciplinary action if you are found to be involved in the prohibited conduct.

XXI. Dissemination and Amendment

This Code shall be distributed to each new employee, officer and director of MyDx upon commencement of his or her employment or other relationship with MyDx and shall also be distributed annually to each employee, officer and director of MyDx, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

MyDx reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on MyDx's public drive.

This document is not an employment contract between MyDx and any of its employees, officers or directors.

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